Exhibit (g)(2)

Amendment Dated as of January 31, 2007 to the Domestic Custody Agreement

between JPMorgan Chase Bank N.A. (formerly, The Chase Manhattan Bank N.A.)

(“JPMorgan” or “Custodian”) and The Universal Institutional Funds, Inc.

(formerly Morgan Stanley Universal Institutional Funds, Inc.) (the “Fund”), on

behalf of its portfolios

WHEREAS, The Custodian and the Fund have entered into a Domestic Custody Agreement (the “Domestic Mutual Fund Custody Agreement”) retaining JPMorgan to serve as the Fund’s custodian for the assets of the portfolios of the Fund listed in Attachment A of the Custody Agreement,

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

1.	Pursuant to Section 13 of the Domestic Custody Agreement, the fee schedule for the Custodian’s services is hereby deleted and replaced with the fee schedule attached hereto (effective October 1, 2006).

IN WITNESS HEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

THE UNIVERSAL INSTITUTIONAL FUNDS, INC.

Attest:	/s/ Daniel Burton	By:	/s/ Ronald E. Robison
		Name:	Ronald E. Robison
		Title:	President and Principal Executive Officer

JPMORGAN CHASE BANK, N.A.

Attest:		By:	/s/ Mark W. Kucera
		Name:	Mark W. Kucera
		Title:	Vice President

UIF Domestic